Exhibit 99.1

GAINSCO ANNOUNCES DIRECTOR ACTION

      DALLAS, Texas, March 8, 2005 — GAINSCO, INC. (OTCBB: GNAC) today announced that at its regular quarterly Board of Directors meeting Robert J. Boulware, President and Chief Executive Officer of ING Funds Distributor, LLC (“ING Funds”), was elected a Director to fill the position recently made vacant by the resignation of Hugh M. Balloch, as previously announced.

      ING Funds is a wholly-owned subsidiary of ING Group and is engaged in the distribution of mutual funds through intermediary and affiliate channels. Mr. Boulware, age 48, has been with ING Funds since 1992 and was previously a Vice President with Bank of America Arizona. Mr. Boulware is also a director of Norwood Promotional Products, Inc. of Indianapolis, Indiana.

      GAINSCO, INC. is a Dallas, Texas-based holding company. The Company’s nonstandard personal automobile insurance products are distributed through retail agents in Florida, Texas, Arizona, Nevada and California. Its primary insurance subsidiaries are General Agents Insurance Company of America, Inc. and MGA Insurance Company, Inc., both of which are currently rated “B-” (Fair), with a stable outlook, by A.M. Best.

Release Date:	Monday, March 8, 2005 — FOR IMMEDIATE RELEASE

Company Contacts:	Scott A. Marek, Asst. Vice President — Investor Relations 214.647.0427
Richard M. Buxton, Senior Vice President 214.647.0428
Email address: ir@gainsco.com
Website: www.gainsco.com

THE GAINSCO COMPANIES

1445 Ross Avenue, Suite 5300 Dallas, Texas 75202
214.647.0415 Fax 214.647.0430